FOR IMMEDIATE RELEASE	Investor Contact:	Jacque Underdown
(831) 761-4741

GRANITE ANNOUNCES RECORD EARNINGS FOR 2007

Watsonville, California (February 13, 2008) Granite Construction Incorporated (NYSE:GVA) today announced a record net income for the fiscal year 2007 of $112.1 million or $2.71 per diluted share, compared with $80.5 million, or $1.94 per diluted share, for the same period last year. Operating income for 2007 nearly doubled to $174.9 million, compared with $88.6 million a year ago, primarily as a result of the Company’s improved execution on large projects. Total revenues for 2007 decreased 8% to $2.74 billion, compared with $2.97 billion for 2006, largely driven by lower revenues from the Company’s Granite East division as well as lower revenues from the sale of construction materials to third-parties.

“Today we are reporting the highest net income in our Company’s 85-year history,” said William G. Dorey, President and Chief Executive Officer. “This is a significant milestone for our Company and I am extremely proud of our entire team for what they have been able to achieve this year. Thanks to a lot of dedicated and hard-working people, our Granite East business is clearly on the road to improved profitability. Equally impressive is the success this year of our branch business in the West. Once again, our Granite West business proved its resiliency in an uncertain economic environment and posted another terrific year.”

For the fourth quarter 2007, total revenue was $633.1 million, compared with $719.9 million for the fourth quarter of 2006. Operating income for the quarter was $37.7 million, compared with an operating loss of $4.4 million for the same period last year. Fourth quarter 2006 operating results were negatively affected by large write-downs on the SR-22 project in Southern California and the US-20 project in Oregon as well as an $18.0 million goodwill impairment charge related to our Granite Northeast operation in New York. Net income for the fourth quarter 2007 was $17.2 million, or $0.42 per diluted share, compared with $2.9 million, or $0.07 per diluted share, for the fourth quarter last year. Fourth quarter 2007 net income includes a one-time charge of $7.8 million, or $0.19 per diluted share, related to the Company’s purchase of the minority shares of Wilder Construction Company.

Other income for the quarter ended December 31, 2007 was positively impacted primarily by a gain of approximately $3.5 million from the sale of gold, which is a by-product of one of our aggregate mining operations and held for sale.

Total company backlog at December 31, 2007 decreased $172.0 million to $2.08 billion from $2.26 billion at December 31, 2006, primarily driven by a highly competitive public works bidding environment in several locations in the West, in addition to a reduction in residential construction opportunities. New awards for the fourth quarter 2007 included a $24.3 million highway reconstruction project in California.

General and Administrative expenses for the year totaled $246.2 million or 9.0% of revenue compared with $204.3 million or 6.9% of revenue in 2006. The increase in G&A expenses is due primarily to costs incurred to support our acquisitions, growth strategy and higher variable compensation resulting from improved profitability.

“While G&A has increased considerably in 2007, we believe that the increased investment will provide the infrastructure and oversight necessary to maximize the profitability of our work and execute our long-term growth strategy,” said Dorey.

Minority interest for the year ended December 31, 2007 of $20.9 million represents the minority owners’ share of the income of the Company’s consolidated subsidiaries, primarily Wilder Construction Company, certain real estate development entities and various consolidated construction joint ventures. In 2006, the Company recognized a net minority interest benefit of approximately $6.2 million due to losses on certain joint venture construction projects.

During the fourth quarter ended December 31, 2007, the Company successfully completed a $200.0 million private placement of 6.11% Senior Notes due December 12, 2019. In addition, the Company purchased and retired 2,470,430 shares of its common stock during the fourth quarter at a total cost of approximately $92.7 million, representing an average cost of $37.54 per share.

Results by Segment
Granite East revenue for the quarter decreased 16% to $183.1 million compared with $218.1 million for the same period last year. Granite East backlog decreased $10.5 million to $1.23 billion compared with $1.24 billion last year. Gross profit as a percent of revenue for the quarter ended December 31, 2007 was 9.5% compared with a negative 14.5% in the prior period. Operating income for Granite East in the quarter was $14.1 million compared with an operating loss of $57.1 million (including the $18.0 million goodwill impairment charge) for the same period in 2006, reflecting improved execution and performance compared with a year ago.

For the year ended December 31, 2007, Granite East revenue totaled $768.5 million compared with $1.01 billion for the same period last year. Gross profit as a percent of revenue for the year ended December 31, 2007 was 3.4% compared with a negative 7.2% last year. Operating income for Granite East totaled $0.8 million for the year compared with an operating loss of $122.9 million for the same period in 2006.

Granite West revenue for the quarter totaled $445.8 million compared with $501.4 million for the same period in 2006. Backlog for Granite West decreased $161.5 million to $854.1 million compared with $1.02 billion a year ago, primarily reflecting the economic slowdown that has led to a more competitive marketplace in the West. Gross profit as a percent of revenue for the quarter ended December 31, 2007 was 18.9% compared to 17.5% last year. Granite West operating income decreased $21.7 million for the quarter to $43.7 million compared with $65.4 million for the fourth quarter last year.

For the year ended December 31, 2007, Granite West revenue increased by $0.8 million to $1.93 billion. Gross profit as a percent of revenue for the year ended December 31, 2007 increased to 19.2% compared with 18.2% last year. Operating income for Granite West decreased to $230.2 million for the same period compared with $250.6 million in 2006.

Granite Land Company revenue for the quarter increased $3.8 million to $4.2 million compared with $0.4 million for the same period last year. Operating loss for Granite Land Company in the quarter was $2.0 million compared to a loss of $0.3 million in the fourth quarter of 2006. Fourth quarter 2007 operating income was negatively impacted by a $3.0 million impairment write-down on an investment property in Central California. Our overall portfolio of $51.7 million in real estate held for development and sale remains strong with a geographic and product diversification that should continue to contribute to long term shareholder value

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For the year ended December 31, 2007, Granite Land Company revenue was $40.7 million compared with $35.0 million for the same period in 2006. Operating income decreased $5.9 million for the year to $12.0 million compared with $17.9 million for the same period last year.

Outlook
“The diversity and resiliency of our business model will prove to be extremely valuable in 2008 as we confront the economic challenges facing us in the West and capitalize on the opportunities to increase profitability in the East.

“We are very pleased to see earnings improvement from our Granite East business and we expect that to continue through 2008. Driven by a strong backlog of work and better execution, we are currently forecasting Granite East to achieve low double digit gross margins in 2008. We have targeted several projects in each of our three Granite East regions that we will pursue in 2008; however, we will remain very selective with regard to the projects we will bid. Our strategy for this business has not changed. We will continue to focus on our home markets and expect to maintain a Granite East business with revenues which allow us the best opportunity to maximize profitability and successfully execute at the project level.

“We anticipate 2008 to be a challenging year for Granite West due to the continued downturn in the housing market, which is expected to negatively impact several of our branches, particularly in the Central Valley of California and Nevada. The bidding environment in these markets is likely to remain very competitive for at least the first half of 2008. By contrast, some of our branches are poised to have a solid year, driven by a strong backlog, healthy markets and steady demand for our construction materials. Overall, we anticipate that Granite West will perform well in 2008 given the expected market conditions; however, we do not expect the business to perform near the level it has over the past several years. Our focus this year will be on targeting those opportunities where we have a competitive advantage. The long term outlook for Granite West remains extremely positive. We are well-positioned in our markets with our construction businesses, aggregate reserves, key plant facilities, and most importantly, teams of experienced and dedicated people,” said Dorey.

Financial Results
The 2007 and 2006 financial information in this announcement reflects the Company's organizational and strategic realignment and are preliminary subject to completion of the annual audit. The final annual financial results will appear in Granite’s Form 10-K, which will be filed on or before March 1, 2008.

Conference Call
Granite will conduct a conference call tomorrow, February 14, 2008, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 32410353. The conference call will be recorded and available for replay from approximately two hours after the live call through March 1, 2008 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 32410353.

About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 5th straight year, Granite was named to FORTUNE’S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.

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Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management’s beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties associated with Granite’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

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GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Variance		Year Ended December 31,		Variance
	2007	2006	Amount	Percent	2007	2006	Amount	Percent
Revenue
Construction	$542,864	$612,925	$(70,061)	(11.4)	$2,321,502	$2,524,454	$(202,952)	(8.0)
Material sales	$86,045	$106,603	$(20,558)	(19.3)	$375,700	$410,159	$(34,459)	(8.4)
Real estate	$4,156	$399	$3,757	****	$40,712	$34,991	$5,721	16.3
Total revenue	$633,065	$719,927	$(86,862)	(12.1)	$2,737,914	$2,969,604	$(231,690)	(7.8)
Cost of revenue
Construction	$458,104	$580,917	$122,813	21.1	$2,002,064	$2,343,134	$341,070	14.6
Material sales	$71,118	$82,423	$11,305	13.7	$300,234	$313,329	$13,095	4.2
Real estate	$5,406	$144	$(5,262)	****	$24,872	$17,421	$(7,451)	(42.8)
Total cost of revenue	$534,628	$663,484	$128,856	19.4	$2,327,170	$2,673,884	$346,714	13.0
Gross profit	$98,437	$56,443	$41,994	74.4	$410,744	$295,720	$115,024	38.9
Gross profit as a percent of revenue	15.5%	7.8%	7.7%	-	15.0%	10.0%	5.0%	-
General and administrative expenses	$63,069	$48,530	$(14,539)	(30.0)	$246,202	$204,281	$(41,921)	(20.5)
G&A expenses as a percent of revenue	10.0%	6.7%	(3.3%)	-	9.0%	6.9%	(2.1%)	-
Reversal of legal judgment	-	$(4,800)	$(4,800)	(100.0)	-	$(4,800)	$(4,800)	(100.0)
Impairment of goodwill	-	$18,011	$18,011	100.0	-	$18,011	$18,011	100.0
Gain on sales of property and equipment	$2,290	$891	$1,399	****	$10,343	$10,408	$(65)	(0.6)
Other income (expense)
Interest income	$6,129	$7,380	$(1,251)	(17.0)	$26,925	$24,112	$2,813	11.7
Interest expense	$(1,369)	$(387)	($982)	****	$(6,367)	$(4,492)	$(1,875)	(41.7)
Wilder acquisition expense	$(7,752)	-	($7,752)	-	$(7,752)	-	$(7,752)	-
Equity in income of affiliates	$846	$636	$210	33.0	$5,205	$2,157	$3,048	****
Other, net	$6,555	$(96)	$6,651	****	$5,498	$2,604	$2,894	****
Total other income	$4,409	$7,533	$(3,124)	(41.5)	$23,509	$24,381	$(872)	(3.6)

Income before provision for income taxes and minority interest	$42,067	$3,126	$38,941	****	$198,394	$113,017	$85,377	75.5
Minority interest	$(7,109)	$(599)	$(6,510)	****	$(20,859)	$6,170	$(27,029)	****
Net income	$17,168	$2,917	$14,251	****	$112,065	$80,509	$31,556	39.2

Net income per share:
Basic	$0.43	$0.07	$0.36	****	$2.74	$1.97	$0.77	39.1
Diluted	$0.42	$0.07	$0.35	****	$2.71	$1.94	$0.77	39.7
Weighted average shares of common stock:
Basic	40,275	40,935	(660)	(1.6)	40,866	40,874	(8)	-
Diluted	40,802	41,581	(779)	(1.9)	41,389	41,471	(82)	(0.2)

**** Represents percentages greater than 100%

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$352,434	$204,893
Short-term marketable securities	77,758	141,037
Accounts receivable, net	397,097	492,229
Costs and estimated earnings in excess of billings	17,957	15,797
Inventories	55,557	41,529
Real estate held for sale	51,688	55,888
Deferred income taxes	43,713	36,776
Equity in construction joint ventures	34,340	31,912
Other current assets	96,969	63,144

Total current assets	1,127,513	1,083,205

Property and equipment, net	502,901	429,966

Long-term marketable securities	55,156	48,948

Investment in affiliates	26,475	21,471

Other assets	74,373	49,248

Total assets	$1,786,418	$1,632,838
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$28,696	$28,660
Accounts payable	213,135	257,612
Billings in excess of costs and estimated earnings	275,849	287,843
Accrued expenses and other current liabilities	212,265	189,328

Total current liabilities	729,945	763,443

Long-term debt	268,417	78,576

Other long-term liabilities	46,441	58,419

Deferred income taxes	17,945	22,324

Minority interest in consolidated subsidiaries	23,471	15,532

Shareholders' equity
Preferred stock, $0.01 par value, authorized
3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000
shares in 2007 and in 2006;
issued and outstanding 39,450,923 shares in
2007 and 41,833,559 shares in 2006	395	418
Additional paid-in capital	79,007	78,620
Retained earnings	619,699	612,875
Accumulated other comprehensive income	1,098	2,631

Total shareholders' equity	700,199	694,544

Total liabilities and shareholders' equity	$1,786,418	$1,632,838

	December 31,	December 31,
Financial Position	2007	2006

Working capital	$397,568	$319,762
Current ratio	1.54	1.42
Debt to total capitalization	0.30	0.13
Total liabilities to equity ratio	1.55	1.35
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GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

Revenue				Backlog
Year Ended December 31,		Variance		December 31,		Variance
2007	2006	Amount	Percent	2007	2006	Amount	Percent
Public Sector	$1,906,705	$2,026,001	$(119,296)	(5.9)	$1,964,262	$2,067,550	$(103,288)	(5.0)
Private Sector	414,797	498,453	(83,656)	(16.8)	120,283	189,037	(68,754)	(36.4)
Material sales	375,700	410,159	(34,459)	(8.4)	-	-	-	-
Other	40,712	34,991	5,721	16.3	-	-	-	-
	$2,737,914	$2,969,604	$(231,690)	(7.8)	$2,084,545	$2,256,587	$(172,042)	(7.6)

BY GEOGRAPHIC AREA

Revenue				Backlog
Year Ended December 31,		Variance		December 31,		Variance
2007	2006	Amount	Percent	2007	2006	Amount	Percent
California	$1,107,023	$1,299,022	$(191,999)	(14.8)	$430,775	$559,769	$(128,994)	(23.0)
West (Excl. CA)	894,968	868,424	26,544	3.1	434,165	516,614	(82,449)	(16.0)
Midwest	93,896	43,480	50,416	****	328,971	422,941	(93,970)	(22.2)
Northeast	196,653	259,463	(62,810)	(24.2)	133,052	219,835	(86,783)	(39.5)
Southeast	299,135	281,568	17,567	6.2	613,372	322,619	290,753	90.1
South	146,239	217,647	(71,408)	(32.8)	144,210	214,809	(70,599)	(32.9)
	$2,737,914	$2,969,604	$(231,690)	(7.8)	$2,084,545	$2,256,587	$(172,042)	(7.6)

**** Represents percentages greater than 100%

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